Exhibit 99.1

PRIMUS Telecommunications Announces John DePodesta’s Resignation

MCLEAN, VA — (MARKET WIRE) — March 30, 2010 — PRIMUS Telecommunications Group, Incorporated (OTCBB: PMUG), a global facilities-based integrated communications services provider, announced today that co-founder John DePodesta has resigned his director and officer positions including executive vice president, chief legal officer and secretary, effective March 31, 2010 in a mutually agreed upon termination of services. Mr. DePodesta will act as a consultant to PRIMUS on a limited basis for a six-month period subsequent to that date.

K. Paul Singh, Chairman and Chief Executive Officer, stated, “Sixteen years ago, John and I co-founded PRIMUS and together built the company into a global, facilities-based, integrated communications services provider. He is a trusted friend and colleague who will be sorely missed. The PRIMUS family joins me in thanking John for his unique contributions and dedicated years of service and wishes him well in his future professional and personal endeavors.”

PRIMUS Telecommunications Group, Incorporated is an integrated facilities-based communications services provider offering international and domestic voice, voice-over-Internet protocol (VoIP), Internet, wireless, data and data center services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, Brazil, the United Kingdom and certain Western European countries. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches and internet routers and media gateways, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Amy Gibbons/Carolyn Capaccio

212-838-3777

ir@primustel.com